Monday, April 25, 2005

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR FIRST QUARTER 2005

CANFIELD, Ohio (April 25, 2005) – Farmers National Banc Corp, (OTC BB: FMNB), Farmers National Banc Corp., holding company of The Farmers National Bank of Canfield, today reported net income of $2.174 million, or $0.17 per diluted share, for the quarter ended March 31, 2005, compared to $2.337 million, or $0.18 per diluted share, for the first quarter of 2004.

Commenting on the results of the first quarter, Frank L. Paden, President of Farmers National Banc Corp., noted, “In light of the economic conditions in our market place and a somewhat different and challenging interest rate environment, we are pleased with our progress to maintain our revenue stream consistent from what was reported a year ago.” The annualized return on average assets was 1.08% based on the first quarter’s performance and the return on average equity was 11.24%, compared to 1.16% and 11.67% reported for the comparable period in 2004.

Net interest income for the first quarter was $6.911 million, a decrease of $570 thousand from $7.481 million in the first quarter of last year and down slightly from the $7.139 million reported for the fourth quarter of 2004. Interest income for the March 31, 2005 quarter was down $376 thousand or 3.5%, compared to the first quarter 2004 results. Over that same time period, total interest expense increased $194 thousand or 6.1%. The decrease in interest income was primarily due to the decline in the dollar volume generated on average total loans. The increase in interest expense is more attributable to the increase in interest rates over the past twelve months, which increased our cost of average interest-bearing liabilities from 1.89 percent in March 2004 to 2.01 percent as of March 31, 2005.

Non-interest income for the first quarter of 2005 was $1.206 million, as compared to $780 thousand for the same period in 2004. The increase includes a $268 thousand gain realized from sales of securities during the first quarter of 2005. Non-interest expense for the first quarter of 2005 was $4.880 million, an increase of only 1 percent from the $4.827 million reported in March 2004.

On March 31, 2005, non-performing loans as a percentage of total loans were .32 percent, which is the same result reported this time last year. The provision for loan losses increased $89 thousand for the three months ended March 31, 2005, compared to the same period in 2004. At the end of March 2005, the allowance for loan losses totaled $6.144 million, representing 393% of non-performing loans and 1.26 percent of total loans.

Total assets increased by $24.523 million, or 3 percent during the past twelve months. At March 31, 2005, net loans were $481.485 million, increasing 1 percent from March 2004. Deposits were $630.026 million on March 31, 2005, up approximately $8 million from what was reported in March 2004.

Total Shareholders’ Equity at March 31, 2005 was $77.024 million, a slight decrease of $1.630 million from December 31, 2004. This decrease in total equity was primarily related to continued activity in our stock repurchase program along with the payment of our quarterly cash dividend amounting to $0.16 per share of common stock. The $0.16 per share dividend declared and paid in the first quarter of 2005 represents a 6.67 percent increase over the same quarter in 2004.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended
	March 31, 2005	March 31, 2004
Total interest income	$10,266	$10,642
Total interest expense	3,355	3,161

Net interest income	6,911	7,481
Provision for loan losses	269	180
Other income	1,206	780
Other expense	4,880	4,827

Income before income taxes	2,968	3,254
Income taxes	794	917
Net income	$2,174	$2,337

Basic and diluted earnings per share *	$0.17	$0.18
Cash dividends	2,071	2,024
Cash dividends per share*	0.16	0.15
Book value per share*	5.92	6.31
Consolidated Statements of Financial Condition	March 31, 2005	March 31, 2004
Assets
Cash and cash equivalents	$36,620	$33,348
Securities available for sale	282,489	268,379
Loans	487,629	483,495
Less allowance for loan losses	6,144	6,537

Net Loans	481,485	476,958
Other assets	24,520	21,906
Total Assets	$825,114	$800,591

Liabilities and Stockholders’ Equity
Deposits	$630,026	$622,137
Other interest-bearing liabilities	114,785	92,577
Other liabilities	3,279	4,059

Total liabilities	748,090	718,773
Stockholders’ Equity:	77,024	81,818
Total Liabilities and Stockholders’ Equity	$825,114	$800,591

Period-end shares outstanding	13,017	12,972
Ratios
Return on Average Assets	1.08%	1.16%
Return on Average Equity	11.24	11.67
Efficiency Ratio	62.17	58.43
Capital to Asset Ratio	9.33	10.22
Dividends to Net Income	95.26	86.61
Loans to Assets	59.10	60.39
Net Loans to Deposits	76.42	76.66
Allowance for Loan Losses to Total Loans	1.26	1.35
Non-performing Loans to Total Loans	0.32	0.32
* Per share amounts have been restated to reflect the 2% stock dividend paid in 2004.